UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
  ______________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 3, 2017
  ______________________________________
Renewable Energy Group, Inc.
(Exact name of registrant as specified in its charter)
  ______________________________________

Delaware	001-35397	26-4785427
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
416 South Bell Avenue
Ames, Iowa 50010
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (515) 239-8000
 ______________________________________
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Emerging growth company ☐

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On July 3, 2017, Daniel J. Oh resigned, effective immediately, as President, Chief Executive Officer and as a member of the Board of Directors of Renewable Energy Group, Inc. (the “Company”).

(c)
On July 3, 2017, the Board of Directors of the Company appointed Randolph (Randy) L. Howard, age 66, as the Company’s Interim President and Chief Executive Officer while the Company conducts a search to name a successor.

Mr. Howard has served as a member of the Company’s Board of Directors since February 2007. From July 2004 until his retirement in September 2005, Mr. Howard served as the Senior Vice President for the Global Gas Division of Unocal Corporation, a major oil company. Prior to that role, Mr. Howard served as Regional Vice President of Unocal’s International Energy Operations - North ASEAN and President of Unocal Thailand from May 1999 to June 2004. Mr. Howard served in various managerial roles at Unocal over 17 years including Vice President, Refining and Vice President, Supply, Trading and Transportation. Mr. Howard participated in the advanced executive program at Northwestern University and holds a B.S. in chemical engineering from University of California Berkeley. The Board believes that Mr. Howard is qualified to serve as the Interim President and Chief Executive Officer of the Company based on his extensive and broad experience as a senior executive of a large and complex energy company and based on his tenure as a director of the Company and knowledge of the Company’s business, having served on the Company’s Audit and Nominating and Governance Committees and as Chairman of its Risk Management Committee. While he serves as Interim President and Chief Executive Officer, Mr. Howard will not serve on the Board’s committees.  Christopher Sorrells has replaced Mr. Howard on the Board’s Audit Committee and Peter J. M. Harding has replaced Mr. Howard as Chairman of the Board’s Risk Management Committee.
The Company is in the process of determining, and has therefore not yet finalized, the compensatory benefits to be provided to Mr. Howard in connection with his service as Interim President and Chief Executive Officer.

(e)
The Company and Mr. Oh are parties to an Employment Agreement, effective as of January 1, 2015.  Pursuant to the Employment Agreement, Mr. Oh will be entitled to certain severance payments and benefits on the basis that his employment with the Company was terminated other than for cause.  Subject to his execution and non-revocation of a general release in favor of the Company, Mr. Oh’s severance will consist of the following:

(i)
cash payments, payable in bi-weekly installments over a two year period, in an aggregate amount equal to two times his base salary and target cash bonus in effect at the date of termination of employment, or $2,418,852;

(ii)	a lump sum cash payment of any accrued, but unpaid, base salary, bonuses, and vacation pay;

(iii)
entitlement to a pro rata portion (based on the date of termination of employment) of the actual cash bonus Mr. Oh would have earned for 2017 if he remained in the Company’s employ through the end of 2017;

(iv)
full acceleration of all equity-based compensation that would have become vested during the 12-month period after Mr. Oh’s termination or resignation (with performance-based awards determined based on actual performance), resulting in vesting of 7,365 shares subject to restricted stock units and shares resulting from the conversion of 66,287 stock appreciation rights, in each case without giving effect to applicable tax withholdings, and potential vesting of performance-based awards covering an additional 198,073 shares, without giving effect to applicable tax withholdings;

(v)
medical and dental coverage under COBRA benefits elected by Mr. Oh, together with reimbursement of premiums charged to him thereunder (which will terminate if and to the extent he becomes eligible to receive comparable coverage from a subsequent employer); and

(vi)	job placement services for 12 months from the date of termination, not to exceed $30,000 in the aggregate.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which was filed as Exhibit 10.24 to the Company’s Current Report on Form 8-K filed on December 24, 2014, and is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 10, 2017

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Chad Stone
Chad Stone
Chief Financial Officer